EXHIBIT (2)

                               PURCHASE AGREEMENT


        THIS PURCHASE AGREEMENT (this "Agreement") is made and entered into this 17th day of December, 2003 (the "Effective Date"), by and among TEXTILES ZANA, S.A. DE C.V., a Mexican corporation ("TZ"), AMERICAN TEXTIL, S.A. DE C.V., a Mexican corporation ("AT"), SERVICIOS CORPORATIVOS AMBAR, S.A. DE C.V. ("SCA"), and GUILFORD MILLS, INC., a Delaware corporation ("Guilford").

                              W I T N E S S E T H:

        WHEREAS, TZ is owned entirely by Jacobo Zaidenweber Cvilich ("Zaidenweber") and Gabriel Nabielsky Danziger ("Nabielsky", and together with Zaidenweber, the "Principals"); and

        WHEREAS, Guilford is the owner of all of the outstanding equity interests in American Textil Acquisition, LLC, a North Carolina limited liability company ("Acquisition LLC"); and

        WHEREAS, Acquisition LLC is the owner of Twenty Million Eight Hundred and Thirteen Thousand Five Hundred Twenty-Three (20,813,523) shares of the common stock of AT, and Six Million Seven Hundred and Twenty Thousand Two Hundred Twelve (6,720,212) shares of the common stock of SCA; and

        WHEREAS, Guilford desires to sell to TZ, and TZ desires to purchase from Guilford, all of Guilford's outstanding equity interests in Acquisition LLC (the "Purchased Interests") on the terms and conditions set forth herein; and

        WHEREAS, Guilford de Mexico, S.A. de C.V. ("NewGuilford") is an entity organized under the laws of Mexico and a wholly owned subsidiary of Guilford.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and premises set forth herein, the parties hereto agree as follows:

        1. PURCHASE AND SALE OF PURCHASED INTERESTS. Guilford hereby sells, assigns, transfers and conveys to TZ, and TZ hereby purchases and accepts from Guilford, all of Guilford's rights, title and interest in and to the Purchased Interests, as evidenced by Guilford's and TZ's execution of the Assignment of Membership Interest, dated the date hereof, the form of which is attached hereto as Exhibit A. The consideration for Guilford's sale to TZ of the Purchased Interests is (i) TZ's payment to Guilford of One Dollar ($1.00), (ii) the execution of the Loan Agreement (as hereinafter defined in Section 2), (iii) the execution, delivery and performance of the Release Agreements, the Assignment of Collection Rights, the Supply Agreement, the Noncompetition Agreement, the Information Technology Agreement and the Administrative Services Agreement (as such terms are defined hereunder) by the appropriate parties thereto and (iv) the performance by TZ, AT and SCA of all of their other obligations hereunder.

        2. INTERCOMPANY PAYABLES. As of the Effective Date, AT is indebted to Guilford in the amount of Four Hundred Thousand and No/100 Dollars ($400,000.00). Simultaneously with the execution of this Agreement, AT, SCA, TZ and Guilford shall enter into and execute a Loan Agreement with Promissory Note attached, to be delivered by AT, SCA and TZ in the form attached hereto as Exhibit B (collectively, the "Loan Agreement") to Guilford evidencing such debt. The principal balance due under the terms of the Loan Agreement shall be increased to include any other amounts owed by any of AT, SCA or TZ to Guilford upon the termination of the Supply Agreement (as defined in Section 5 below).

        3. RELEASE AGREEMENTS.

        (a) Simultaneously with the execution of, and as a condition to, this Agreement, each of Guilford and Zaidenweber are executing and delivering to each other a Release Agreement, the form of which is attached hereto as Exhibit C-1 (the "Zaidenweber Release Agreement"). Each of the parties hereto acknowledges that the execution, delivery and performance of the Zaidenweber Release Agreement by Guilford and Zaidenweber are part of the consideration for the others' willingness to enter into this Agreement.

        (b) Simultaneously with the execution of, and as a condition to, this Agreement, each of Guilford and Nabielsky are executing and delivering to each other a Release Agreement, the form of which is attached hereto as Exhibit C-2 (the "Nabielsky Release Agreement"). Each of the parties hereto acknowledges that the execution, delivery and performance of the Nabielsky Release Agreement by Guilford and Nabielsky are part of the consideration for the others' willingness to enter into this Agreement.

        (c) Simultaneously with the execution of, and as a condition to, this Agreement, each of Guilford and TZ, AT, and SCA are executing and delivering to each other a Release Agreement, the form of which is attached hereto as Exhibit C-3 (the "TZ Release Agreement" and collectively with the Zaidenweber Release Agreement and the Nabielsky Release Agreement, the "Release Agreements"). Each of the parties hereto acknowledges that the execution, delivery and performance of the TZ Release Agreement by Guilford, TZ, AT and SCA are part of the consideration for others' willingness to enter into this Agreement.

        4. ASSIGNMENT OF COLLECTION RIGHTS. Simultaneously with the execution of this Agreement, each of Guilford and AT are executing and delivering to each other the Assignment of Collection Rights, the form of which is attached hereto as Exhibit D (the "Assignment of Collection Rights"). Each of the parties hereto acknowledges that the execution, delivery and performance of the Assignment of Collection Rights by Guilford and AT are part of the consideration and conditions precedent to the others' willingness to enter into this Agreement.

        5. EXCLUSIVE SUPPLY AGREEMENT. Simultaneously with the execution of this Agreement, each of Guilford, NewGuilford, AT, SCA, Acquisition LLC and TZ are executing and delivering to each other the Exclusive Supply Agreement, the form of which is attached hereto as Exhibit E (the "Supply Agreement"). Each of the parties hereto acknowledges that the execution, delivery and performance of the Supply Agreement by Guilford, NewGuilford, AT,

SCA, Acquisition LLC and TZ are part of the consideration for and conditions precedent to the others' willingness to enter into this Agreement.

        6. NONCOMPETITION AGREEMENT. Simultaneously with the execution of this Agreement, each of Guilford, NewGuilford, TZ, AT, SCA, Acquisition LLC and the Principals are executing and delivering to each other the Noncompetition Agreement, the form of which is attached hereto as Exhibit F (the "Noncompetition Agreement"). Each of the parties hereto acknowledges that the execution, delivery and performance of the Noncompetition Agreement by Guilford, NewGuilford, TZ, AT, SCA, Acquisition LLC and the Principals are part of the consideration for and conditions precedent to each other party's willingness to enter into this Agreement.

        7. INFORMATION TECHNOLOGY AGREEMENT. Simultaneously with the execution of this Agreement, each of Guilford, AT, SCA and TZ are executing and delivering to each other the Information Technology Agreement, the form of which is attached hereto as Exhibit G (the "Information Technology Agreement"). Each of the parties hereto acknowledges that the execution, delivery and performance of the Information Technology Agreement by Guilford, AT, SCA and TZ are part of the consideration for and conditions precedent to the others' willingness to enter into this Agreement.

        8. ADMINISTRATIVE SERVICES AGREEMENT. Simultaneously with the execution of this Agreement, each of AT, SCA, TZ, Guilford de Altamira, S.A. de C.V. ("Altamira") and Guilford de Tamaulipas, S.A. de C.V. ("Tamaulipas") are executing and delivering to each other the Administrative Services Agreement, the form of which is attached hereto as Exhibit H (the "Administrative Services Agreement"). Each of the parties hereto acknowledges that the execution, delivery and performance of the Administrative Services Agreement by AT, Altamira and Tamaulipas, are part of the consideration for and conditions precedent to each other's willingness to enter into this Agreement.

        9. ANTI-TRUST APPROVAL; SHAREHOLDER RELEASE; AT AND SCA EMPLOYEES.

        (a) Anti-Trust Approval. The parties acknowledge and agree that the sale of the Purchased Interests is contingent upon the receipt of the approval of certain Mexican government anti-trust authorities (the "Anti-Trust Authorities"). The parties further acknowledge and agree that they are proceeding with such sale and the closing of the transactions and agreements that are described herein and that are the consideration for the sale of the Purchased Interests prior to obtaining the approval of the Anti-Trust Authorities. The parties believe it is in their best interests to agree to a procedure that will mitigate the damages to all parties if the approval of the Anti-Trust Authorities is not obtained. Therefore, the parties agree that, in the event that the Anti-Trust Authorities do not approve the sale of the Purchased Interests:

                (i) The parties will use their commercially reasonable best efforts to modify the transactions described herein and in the other documents related hereto that form a part hereof such that the approval of the Anti-Trust Authorities can be obtained.

                (ii) If the transactions described herein and in the other documents related hereto that form a part hereof cannot be modified in accordance with Section 9(a)(i), to the extent commercially reasonable, the business relationship of the parties shall be restored to that which was in place immediately prior to the Effective Date. Specifically:

                        (A) The Assignment of Membership Interest shall be null and void, and the parties thereto shall execute and deliver all other documents or instruments necessary to reinstate Guilford's title to and ownership of the Purchased Interests;

                        (B)     The Supply Agreement shall be terminated and
                                Section 7(a) of the Supply Agreement shall be null and void;

                        (C) Any Deposit (as defined in the Supply Agreement) shall be added to the Loan Agreement and TZ shall be released of its obligations under the Loan Agreement;

                        (D) The Noncompetition Agreement shall be null and void;

                        (E)     The Release Agreements shall be null and void;

                        (F) The Information Technology Agreement shall be terminated; provided, however, that AT shall remain liable to Guilford for any amounts owed by AT to Guilford for the period prior to such termination; and

                        (G) Section 1 of this Agreement shall be null and void.

        (b) Shareholder Release. TZ, AT, and SCA acknowledge that Guilford's willingness to enter into the sale of the Purchased Interests and the closing of the other transactions and agreements that are described herein and that are the consideration for the sale of the Purchased Interests is expressly conditioned upon the release by the shareholders of AT and SCA of John Emrich from any and all liability to AT and SCA for acts or omissions with respect to Mr. Emrich's service as a director to AT, GA and/or SCA. TZ, AT and SCA further acknowledge and agree that Guilford is proceeding with such sale and the closing of such transactions and agreements prior to obtaining such a release and is relying on the assurances of TZ, AT and SCA that such a release will be obtained immediately after the Effective Date.

        (c) AT and SCA Employees.

                (i) Subject to the terms of this Section 9(c), the parties acknowledge and agree that Guilford intends to cause one of its subsidiaries to offer employment to those employees of SCA and AT set forth on Schedule 9(c) (the "Designated Employees") and that any such offer is contingent upon such Designated Employee's voluntary resignation from AT or SCA, as applicable, and the execution of a Waiver (as defined in Section 9(c)(iii) below). AT and SCA represent and warrant to Guilford that Schedule 9(c) accurately reflects and states the annual base salary of each of the Designated Employees immediately prior to the Effective Date.

                (ii) Guilford may elect to delay the hiring of the Designated Employees past the Effective Date but no later than January 15, 2004. In such event, each of AT and SCA, as applicable, will lease the services of the Designated Employees to Guilford. Guilford shall be entitled to the use of the full services of the Designated Employees during the lease period, and such Designated Employees shall remain in the employment of AT and SCA, unless otherwise directed by Guilford. Guilford shall be entitled to determine the salary and/or wages paid to the Designated Employees during the lease period. In consideration for its lease of the Designated Employees, Guilford will pay to SCA and AT, as applicable, all of SCA and AT's actual costs and expenses related to the employment of such Designated Employees during the lease term and consistent with past practices, including such amounts paid for wages, salary, and benefits consistent with past benefits afforded to those Designated Employees. Guilford will provide SCA and AT five (5) days written notice prior to the time Guilford wishes to terminate this lease relationship and hire the Designated Employees in accordance with Section 9(c)(i) above.

                (iii) At such time as any Designated Employee is hired by Guilford's subsidiary, and as a condition to such Designated Employee being hired by Guilford's subsidiary, the Designated Employee will execute a waiver of severance benefits (the "Waiver") pursuant to which such Designated Employee waives any entitlements to severance benefits or similar entitlements arising with respect to the Designated Employee's hiring by Guilford's subsidiary or termination by SCA or AT, as applicable, whether such benefits arise by operation of law, contract or otherwise. In the event any Designated Employee hired by Guilford's designated subsidiary does not execute a Waiver and makes a claim for severance benefits, SCA and AT shall be solely and directly liable for paying any such benefits to which such employee is entitled.

                (iv) Except as otherwise provided in this Section 9(c), Guilford shall give those employees referenced in
                        Schedule 9(c) and hired by Guilford's subsidiary credit for the period such employees worked with AT or SCA for purposes of calculating such person's entitlements to employee benefits; provided, however, that Guilford shall not be liable for any salary, wages or severance benefits owed to those employees during the period they worked for AT or SCA, as applicable.

                (v) Notwithstanding the foregoing, as long as the Non-competition Agreement remains in force, Guilford, NewGuilford and any of their Affiliates shall not offer employment to, or hire any of the employees of, AT or SCA, and AT and SCA shall not offer employment to, or hire any of the employees of, Guilford, NewGuilford or any of their Affiliates.

        10. GUILFORD TO RETAIN INTELLECTUAL PROPERTY. Each of TZ, AT and SCA (the "AT Group") hereby acknowledges that Intellectual Property (as defined below) of Guilford and Guilford's subsidiaries and affiliated companies may have been made available to or shared with the AT Group as part of the ongoing business relationship between Guilford and the AT Group. Each of the AT Group, jointly and severally, hereby acknowledges and agrees that, to the extent that any Intellectual Property of Guilford or Guilford's subsidiaries and affiliated companies has been made available to or shared with the AT Group, such Intellectual Property shall be retained by Guilford or such subsidiary or affiliated company, as applicable, and that (a) none of the AT Group has any ownership or proprietary rights or interest in such Intellectual Property of Guilford, (b) except as set forth in the Information Technology Agreement, none of the AT Group has any license or other right to use such Intellectual Property without the prior written consent of Guilford, and (c) none of the AT Group has any right to transfer, assign, license, sublicense, loan or disclose to or share with any other Person any of Guilford's Intellectual Property without the prior written consent of Guilford, such prior written consent to be granted or withheld by Guilford, in Guilford's sole discretion and for any reason. For purposes of this Section 10, "Intellectual Property" means, whether exclusively or nonexclusively, (i) all patent rights and all right, title and interest in and to all letters patent and applications for letters patent, industrial models, industrial designs, petty patents, patents of importation, utility models, certificates of invention and other government issued or granted indicia of invention ownership including any reissue, division, continuation or continuation-in-part applications throughout the world; (ii) all rights, title and interest in and to all trade secrets and trade secret rights arising under any law (including common law); (iii) all copyright rights, and all other author rights whether or not copyrightable; and all rights, title and interest in and to all copyrights, copyright registrations, certificates of copyright and copyrighted interests throughout the world; (iv) all rights, title and interest in and to all know-how and show-how whether or not protectable by patent, copyright or trade secret law, or as a registered mark work; (v) all trademarks, trade names and service marks, whether registered or arising under the common law or any other law, and all registrations thereof and interests therein throughout the world; (vi) licenses and/or rights to use or ownership of any computer programs, operating systems or other software (including source code and object code), including, without limitation, off-the-shelf or modified for-hire programs or software; and (vii) all of the foregoing rights with respect to work of employees or independent contractors.

        11. REPRESENTATIONS AND WARRANTIES.

        (a) Guilford's Representations and Warranties. Guilford hereby represents and warrants to TZ that, as of the Effective Date:

                (i) Guilford is duly organized, validly existing and in good standing under the laws and regulations of the state of Delaware;

                (ii) Guilford has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

                (iii) The execution and delivery of and performance under this Agreement by Guilford have been duly authorized by all necessary corporate action;

                (iv) There are no actions, suits or proceedings pending against or affecting Guilford before any court, governmental department, commission, board, bureau or agency which would have a material adverse affect on the ability of Guilford to perform its obligations under this Agreement;

                (v) Guilford possesses good title to the Purchased Interests, free and clear of all liens, encumbrances, and claims whatsoever, and upon consummation of the purchase and sale of the Purchased Interests as provided herein, TZ shall obtain good and marketable title to the Purchased Interests, free and clear of all liens, encumbrances, and claims whatsoever; and

                (vi) Guilford is not bound by any agreement, instrument, order, judgment, or decree of any court, arbitrator, or governmental body that would be breached by and that any required consent of any third party, except for the consent of the anti-trust enforcement authorities of the Mexican government, has been obtained with respect to the purchase and sale of the Purchased Interests.

                (vii) Acquisition LLC was organized on December 1, 2003 and is validly existing and in good standing under the laws and regulations of the state of North Carolina;

                (viii) The Purchased Interests were duly and validly issued by Acquisition LLC to Guilford and such issuance did not and does not violate or conflict with any applicable law, Acquisition LLC's Articles of Organization, operating agreement or other documents of limited liability governance;

                (ix) Acquisition LLC has not engaged in any active trade or business other than with respect to receiving and holding its direct and indirect ownership interests in AT and SCA, or except as otherwise specifically stated herein;

                (x) Guilford's sale to TZ of the Purchased Interests will not violate or conflict with any applicable law, Acquisition LLC's Articles of Organization, operating agreement or other documents of limited liability governance;

                (xi) The Purchased Interests represent all of the outstanding equity interests in Acquisition LLC; and

                (xii) There are no actions, suits or proceedings pending against or affecting Acquisition LLC before any court, governmental department, commission, board, bureau or agency which would have a material adverse affect on the Purchased Interests.

        (b) Representations and Warranties of TZ. Each of TZ, AT and SCA hereby represents and warrants to Guilford that, as of the Effective Date:

                (i) TZ is duly organized, validly existing and in good standing under the laws and regulations of Mexico;

                (ii) Each of TZ, AT and SCA has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

                (iii) The execution and delivery of and performance under this Agreement by each of TZ, AT and SCA have been duly authorized by all necessary corporate action;

                (iv) There are no actions, suits or proceedings pending against or affecting TZ before any court, governmental department, commission, board, bureau or agency which would have a material adverse affect on the ability of TZ to perform its obligations under this Agreement;

                (v) TZ is not bound by any agreement, instrument, order, judgment, or decree of any court, arbitrator, or governmental body that would be breached by and that any required consent of any third party has been obtained with respect to the purchase and sale of the Purchased Interests;

                (vi) Guilford's sale to TZ of the Purchased Interests will not violate or conflict with any applicable law, TZ's Articles of Organization, operating agreement or other documents of limited liability governance.

        (c) No Guilford Representations or Warranties Concerning AT or SCA. Anything to the contrary in Section 11(a) or elsewhere in this Agreement notwithstanding, Guilford makes no representations and warranties with respect to the business, operations or organization of AT or SCA.

        12. DISPOSITION OF INDUSTRIAS GLOBALES. By virtue of the execution of this Agreement by all parties, AT hereby assigns, transfers and conveys any and all of its stock and other direct and indirect ownership and equity interests in and with respect to Industrias Globales de Mexico, S.A. de C.V., a corporation organized under the laws of Mexico ("Industrias Globales"), to Guilford Airmont, Inc., a North Carolina corporation and wholly-owned subsidiary of Guilford ("Airmont"). The transfer of AT's stockholdings and other direct and indirect equity interests of Industrias Globales to Airmont shall be for no additional consideration, and AT shall execute and endorse such other agreements, documents, instruments, stock certificates and/or affidavits of lost certificates, as necessary, or as reasonably required by Guilford to further evidence the transactions set forth in this Section 12.

         13.      INDEMNIFICATION.

        (a) Obligation of Guilford to Indemnify. Guilford hereby agrees to indemnify, defend and hold harmless TZ, AT and SCA against and in respect of any and all claims, demands, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including, without limitation, interest, penalties and reasonable attorneys' fees ("Losses") that TZ, AT or SCA shall incur or suffer in connection with the transactions contemplated by this Agreement, which directly or indirectly arise out of, result from or relate to the breach by Guilford of any representation, warranty, covenant or other provision of this Agreement.

        (b) Obligation of TZ, AT and SCA to Indemnify. TZ, AT and SCA, jointly and severally, hereby agree to indemnify, defend and hold harmless Guilford against and in respect of any and all Losses that Guilford shall incur or suffer in connection with the transactions contemplated by this Agreement, which directly or indirectly arise out of, result from or relate to the breach by TZ, AT and SCA of any representation, warranty, covenant or other provision of this Agreement.

        (c) Claims for Indemnification. Any claim for indemnification which is based upon a final judgment, decree or award of a court of competent jurisdiction requiring the payment of money by any party to this Agreement or any of its officers, directors, shareholders or controlling persons, shall be conclusive as to the amount of such claim, provided a certified copy of such judgment, decree or award accompanies the notice relating to such claim and provided further that the party seeking indemnification (the "Indemnitee") shall have complied with the requirements of Section 13(d) below. Any claim for indemnification shall be conclusive in all respects thirty (30) days after receipt by the party from whom indemnification is sought (the "Indemnitor") of notice thereof, unless within such period the Indemnitor shall have sent to the Indemnitee, and Indemnitee shall have received, notice questioning the propriety of the claim, in which case such claim, unless settled by agreement of the parties, shall be promptly referred to arbitration as provided in Section 14 below. In the event that a party makes a claim for indemnification, and the Indemnitor contests such claim but the claim is not settled or referred to arbitration within sixty (60) days after receipt by the Indemnitor of notice of the claim from the Indemnitee, such claim shall be regarded as conclusive in all respects.

        (d) Third Party Claims. In the event that any legal proceeding shall be instituted, or any claim or demand shall be asserted, by any third party in respect of which indemnity may be sought by either party pursuant to the provisions of this Agreement, the Indemnitee, with reasonable promptness after obtaining knowledge of such proceeding, claim, or demand shall give written notice thereof to the Indemnitor, who shall then engage counsel of its choice in connection with such matter, which counsel shall be reasonably satisfactory to the Indemnitee, and defend against, negotiate, settle or otherwise deal with any such proceeding, claim or demand; provided, however, that without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, the Indemnitor shall not consent to the entry of any judgment in or agree to any settlement of any such matters; further provided, that the Indemnitee may retain counsel, at its own expense, to represent it and participate in connection with any such proceeding or claim or demand. Failure by the Indemnitor to commence defending any proceeding, claim or demand with respect to which indemnity is sought within thirty (30) days after notice thereof shall have been given by the Indemnitee shall be a breach of the Indemnitor's obligations hereunder. The Indemnitor shall take or cause to be taken all steps necessary in connection with such defense, and the Indemnitee shall in all events be entitled to indemnity with respect to such matter, as provided in this Agreement. In the event that the Indemnitor breaches its obligations hereunder by failing to defend any proceeding, claim or demand with respect to which indemnity is sought, the Indemnitee may defend against, settle or otherwise deal with any such proceeding, claim or demand in such matter as it may in its good faith discretion deem appropriate and the Indemnitor shall be liable for indemnification with respect to such matter, including without limitation the reasonable costs of such defense, as provided in this Agreement. In the event of any proceeding, claim or demand by a third party with respect to which a claim for indemnification is made hereunder, the parties hereto agree that they will cooperate fully with each other in connection with the defense or settlement of such matter.

        14. GOVERNING LAW; ARBITRATION; JURISDICTION AND VENUE.

        (a) This Agreement shall be construed, governed by and enforced in accordance with the laws of the State of Delaware, USA, excluding any choice-of-law provisions that might cause another state's or country's laws to apply.

        (b) Any controversy or claim arising out of or relating to this Agreement or breach hereof shall be settled exclusively by binding arbitration administered by the American Arbitration Association in accordance with its International Arbitration Rules (the "AAA Rules") as modified by Section 14(c) below; provided, however, that in the event that any party hereto named in such controversy or claim seeks injunctive relief, such party may elect to file such controversy or claim in a State or federal court located in New York City, New York, USA.

        (c) In the event of arbitration of a claim or controversy, there shall be three arbitrators. Guilford shall select one arbitrator, TZ shall select one arbitrator, and the two selected arbitrators will designate the third arbitrator. The place of arbitration shall be New York City, New York, USA, unless otherwise agreed by the parties to the arbitration, and the language of the arbitration shall be the English language. The parties shall share equally the cost of the arbitrator's fees and expenses and any administrative expenses as they arise. Judgment upon the award by the arbitrator may be entered in any court having jurisdiction thereof. As part of such award, the prevailing party (as determined by the arbitrator) shall be awarded the arbitrator's fees and expenses and any administrative expenses previously paid by such party. Any award shall be a conclusive determination of the matter and shall be binding upon the parties and shall not be contested by any of them.

        (d) In the event that a party to a claim or controversy seeks injunctive relief and desires that a State or federal court hear such claim or controversy, each party hereto agrees that a State or federal court located in New York City, New York, USA, shall be the exclusive forum for the filing of any lawsuit arising out of, resulting from or filed in connection with this Agreement or its interpretation, performance or breach.

        (e) Each party hereto hereby (i) consents to the personal jurisdiction of the state and federal courts located in New York City, New York, USA, with respect to any lawsuit arising out of, resulting from or filed in connection with this Agreement or its interpretation, performance and breach, and (ii) waives any claim that any state or federal court located in New York City, New York, USA, is an inappropriate or inconvenient forum; provided, however, that this sentence shall not be construed as a waiver of any party's right to demand arbitration nor shall it be used by either party as a defense to the other party's claim for arbitration.

        15. NOTICES. All notices or other communications required or permitted hereunder to be delivered in writing shall be effective (a) when personally delivered by courier or otherwise to the party to be given such notice or other communication, or (b) on the business day following the day that such notice or other communication is sent by overnight mail or package service, fully prepaid, or by telex, facsimile or similar electronic device, fully prepaid, which telex, facsimile or similar electronic communication shall promptly be confirmed by telephone communication. The addresses for such notices shall be as follows:

         If to TZ, AT or SCA:

                  Textiles Zana, S.A. de C.V. and/or
                  American Textil, S.A. de C.V.  and/or
                  Servicios Corporativos Ambar, S.A. de C.V.
                  Av. Via Morelos No. 68
                  Col. Rustica Xalostoc
                  Ecatepec de Morelos, Xalostoc
                  Edo. de Mexico C.P. 55540
                  Attention:  Gabriel Nabielsky
                  Facsimile: 011-5255-5699-2290
                  Phone:  011-5255-5699-2200

         With copy to:

                  Armando Rivera J.
                  Franck, Galicia y Robles, S.C.
                  Blvd. Manuel Avila Camacho 24, Piso 7
                  Col. Lomas de Chapultepec
                  11000 Mexico, D.F.
                  Facsimile:011 5255 5540-9202
                  Phone: 011 5255 5540-9228

         If to Guilford:

                  Guilford Mills, Inc.
                  6001 W. Market Street
                  Greensboro, North Carolina  27409
                  Attention: Chief Financial Officer and General Counsel
                  Facsimile:  (336) 316-4057
                  Phone:      (336) 316-4417

         With copy to:

                  Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. 230 N. Elm Street (27401)
                  Post Office Box 26000 (27420)
                  Greensboro, North Carolina
                  Attention: Jim Phillips and John Cross
                  Facsimile (336) 378-1001
                  Phone:    (336) 373-8850

        Any party hereto may, by notice to the other parties hereto, change its address for receipt of notices hereunder.

        16. ASSIGNABILITY. This Agreement shall not be transferred or assigned by any party, in whole or in part, except in accordance with this Section 16. Any party not currently in default with respect to this Agreement may assign or transfer its rights hereunder to any successor or wholly-owned subsidiary; provided, however, that (i) such transfer or assignment shall not relieve such assigning party of any obligation or liability hereunder and (ii) such assignee shall execute an instrument of accession or other appropriate document or instrument to bind assignee to the terms of this Agreement. Without limiting the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties and their successors and assigns.

        17. OTHER AGREEMENTS. This Agreement, along with the Assignment of Membership Interest, Release Agreements, Assignment of Collection Rights, Supply Agreement, Administrative Services Agreement, Loan Agreement, Noncompetition Agreement and Information Technology Agreement, contains the entire agreement among the parties with respect to the subject matter hereof, and merges and supersedes all prior agreements, understandings, or negotiations whatsoever with respect to the subject matter hereof. Each party shall do all such further acts necessary or desirable to effect the transactions contemplated herein.

        18. EXPENSES; DISCLOSURE. Each party hereto shall bear its own expenses and costs with respect to the negotiation, execution and performance of this Agreement. No party shall issue any public announcement, statement or release concerning the negotiation, execution or performance of this Agreement, other than those required by law, without the consent of the other parties.

        19. WAIVER; AMENDMENT. No waiver by any party of any breach by the other party of any of the representations, warranties, covenants or other obligations of such party set forth herein shall be construed as a waiver of any succeeding breach of the same or any other representation, warranty, covenant or other obligation. No waiver shall be binding unless executed in writing by the party or parties making such waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto.

        20. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution of this Agreement by facsimile shall be deemed effective and signatures received by facsimile shall be effective as original signatures.

        21. SEVERABILITY. If any provision contained in this Agreement shall for any reason be held invalid or unenforceable by an arbitrator or a court of competent jurisdiction, then the party entitled to the benefit of such provision may either (i) rescind this Agreement in its entirety, or (ii) elect to have this Agreement continue in effect by either (as such party may elect) reforming (to the extent permitted by law) such provision to make it enforceable or treating the provision as deleted from this Agreement.

        22. NO CONSTRUCTION AGAINST DRAFTER. Each party has cooperated in the drafting and preparation of this Agreement. Therefore, the status of any party as drafter of any term of this Agreement shall not affect the construction or interpretation of such term of this Agreement. Each term of this Agreement is contractual and not merely a recital. Each of the parties hereto has been advised and represented by competent counsel with respect to the negotiations hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives, on the day and year first above written.


                           TEXTILES ZANA, S.A. DE C.V.


                           By:      /s/ Gabriel Nabielsky
                              --------------------------------------------------
                           Name:    Gabriel Nabielsky
                                ------------------------------------------------
                           Title:   Attorney in Fact
                                 -----------------------------------------------

                           AMERICAN TEXTIL, S.A. DE C.V.


                           By:      /s/ Gabriel Nabielsky
                              --------------------------------------------------
                           Name:    Gabriel Nabielsky
                                ------------------------------------------------
                           Title:   Attorney in Fact
                                 -----------------------------------------------



                           SERVICIOS CORPORATIVOS AMBAR, S.A. DE C.V.


                           By:      /s/ Gabriel Nabielsky
                              --------------------------------------------------
                           Name:    Gabriel Nabielsky
                                ------------------------------------------------
                           Title:   Attorney in Fact
                                 -----------------------------------------------



                           GUILFORD MILLS, INC.

                           By:      /s/ Robert A. Emken, Jr.
                              -------------------------------------------------
                           Name:    Robert A. Emken, Jr.
                                -----------------------------------------------
                           Title:   General Counsel and Secretary
                                 ----------------------------------------------